Exhibit 8.3

ESCROW SERVICES AGREEMENT

This ESCROW SERVICES AGREEMENT (this “Agreement”) dated as of the Effective Date (as defined below) by and among Fig Publishing, Inc., a Delaware corporation (the “Issuer”), having an address found in Section 3.3, Prime Trust, LLC, a Nevada limited liability company duly licensed as a trust company (“Legacy Escrow Agent”), and BankProv (the “Successor Escrow Agent”), with its principal corporate office at 5 Market Street, Amesbury, MA 01913. The Issuer, the Legacy Escrow Agent, and the Successor Escrow Agent are collectively referred to as “Parties” and individually, each a “Party.”

W I T N E S S E T H:

WHEREAS, each of the Legacy Escrow Agent and the Successor Escrow Agent is a “bank” as defined by the Exchange Act of 1934, as amended (the “Exchange Act”) that has agreed, or will agree in writing, as applicable to (i) hold the funds for the benefit of, and to promptly transmit or return the funds to, the persons entitled thereto in accordance with the requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act if the Offering is conducted pursuant to Regulation CF or (ii) hold all such funds in escrow for the persons who have the beneficial interests therein and to transmit or return such funds directly to the persons entitled thereto when the appropriate event or contingency has occurred if the Offering is conducted pursuant to Regulations A+, D or S (the “Escrow Services”);

WHEREAS, the Issuer previously offered and sold securities to those certain persons pursuant to an exemption from registration under the Securities Act and had engaged the Legacy Escrow Agent to facilitate such offering (the “Offering”), which received investment commitments of $10,390,455 (the “Escrow Funds”, as adjusted in association with funds reconciliation) as of September 16, 2021 (the “Offering Deadline”) and had utilized the Legacy Escrow Agent to provide the Escrow Services pursuant to that certain escrow services agreement by and between the Issuer and the Legacy Escrow Agent (the “Legacy Agreement”);

WHEREAS, the Offering having exceeded its Offering Deadline, and no active offers or sales continuing to occur for said Offering, Issuer and Legacy Escrow Agent desire to establish an escrow account with the Successor Escrow Agent, into which the Legacy Escrow Agent shall deposit the Escrow Funds for which Successor Escrow Agent shall provide the Escrow Services (the “Escrow Account”);

WHEREAS, the terms and conditions of the Offering will be determined by the Offering’s materials, whether it be a Form C, Form 1-A, PPM or the like, as amended (the “Offering Documents”) which shall control the disbursements of the Escrow Funds that may be made and those persons entitled to disbursements from Escrow Account;

WHEREAS, each of the Issuer and Legacy Escrow Agent represent and warrant to the Successor Escrow Agent that they have not stated and will not state to any individual or entity that the Successor Escrow Agent’s duties will include anything other than those duties stated in this Agreement; and

WHEREAS, THE ISSUER UNDERSTANDS THAT THE SUCCESSOR ESCROW AGENT, BY ACCEPTING THE APPOINMTMENT AND DESIGNATION AS SUCCESSOR ESCROW AGENT HEREUNDER, IN NO WAY ENDORSES THE MERITS OF THE OFFERING OF THE SECURITIES. THE ISSUER AGREES TO NOTIFY ANY PERSON ACTING ON ITS BEHALF THAT THE SUCCESSOR ESCROW AGENT’S POSITION AS SUCCESSOR ESCROW AGENT DOES NOT CONSTITUTE SUCH AN ENDORSEMENT, AND TO PROHIBIT SAID PERSONS FROM THE USE OF THE SUCCESSOR ESCROW AGENT’S NAME AS AN ENDORSER OF SUCH OFFERING. The Issuer further agreeS to not INCLUDE the Successor Escrow Agent’s name in any sales literature which is used in connection with such Offering, without a statement to the effect that the Successor Escrow Agent in no way endorses the merits of the Offering and receipt of the Successor Escrow Agent’s consent to such materials;

NOW, THEREFORE, IT IS AGREED as follows:

Article 1

ESCROW DEPOSIT

Section 1.1 Establishment of Escrow Account; Delivery of Escrow Funds.

(a) As of the Effective Date (as defined below), Successor Escrow Agent shall maintain the Escrow Funds in the name of the Offering, in a bank account sufficiently segregated to identify the Offering, established for the benefit of the persons entitled thereto, whether subscribers (“Subscribers”) or the Issuer, and (ii) promptly transmit or return the funds to the persons entitled to such funds in accordance with the terms of this Agreement and the Offering Documents;

(b) The collected Consideration (as defined herein) deposited into the Escrow Account for the benefit of the Offering are referred to as the “Escrow Funds.” “Consideration” means good and valuable Consideration, as accepted by the Successor Escrow Agent.

(c) The Successor Escrow Agent shall have no duty nor responsibility to enforce the collection or demand payment of any funds deposited into the Escrow Account. If, for any reason, any payment deposited into the Escrow Account shall be returned unpaid to the Successor Escrow Agent, the sole duty of the Successor Escrow Agent shall be to return the payment to the Subscriber and advise the Issuer promptly thereof.

Section 1.2 Escrow Period and Release of Escrow Funds.

(a) Escrow Period. Legacy Escrow Agent shall notify Successor Escrow Agent of the date of the transfer of the Escrow Funds to the custody of the Successor Escrow Agent (the “Effective Date”), to an account mutually agreed to by Legacy Escrow Agent and Successor Escrow Agent. After the completion of the transfer of the Escrow Funds, Legacy Escrow Agent shall be relieved of all further obligations and released from all liability thereafter arising with respect to the Escrow Account and under this Agreement. The Escrow Period shall begin on the Effective Date and shall terminate in whole or in part upon the earlier to occur of the following (“Escrow Period”):

(i) The date upon which all Escrow Funds have been disbursed to those persons entitled thereto; or

(ii) Successor Escrow Agent’s exercise of the termination rights specified in this Agreement.

(b) Entitles. During the Escrow Period, the Parties agree that (i) Escrow Funds therein will be held for the benefit of the Issuer unless otherwise determined to be owed to the Subscribers, and that (ii) the Issuer is not entitled to any funds received into the Escrow Account, and that no amounts deposited into the Escrow Account shall become the property of Issuer or any other entity, or be subject to any debts, liens or encumbrances of any kind of Issuer or any other entity, until Issuer has closed upon the funds in the method and manner described in the Issuer’s Offering Documents.

(c) Disbursement Instructions. The Escrow Funds with respect to each Offering shall be disbursed by the Successor Escrow Agent in accordance with the written instructions regarding the disbursement of the Escrow Funds in connection with such Offering (the “Disbursement Instructions”) provided by the Issuer or as otherwise described in the Offering Documents.

(d) Uncollected and Unavailable Consideration. The Successor Escrow Agent shall not be required to pay any uncollected Consideration or any Consideration that are not available for withdrawal.

€ Loss. In the event that Successor Escrow Agent makes any payment to any other Party pursuant to this Agreement and for any reason such payment (or any portion thereof) is required to be returned to the Escrow Account or another party, or is subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a receiver, trustee or other party under any bankruptcy or insolvency law, other federal or state law, common law or equitable doctrine, then the recipient party shall repay to the Successor Escrow Agent upon written request the amount, so paid to it, and any lost cost or expense incurred by the Successor Escrow Agent in connection with such transaction shall be deemed a loss subject to indemnification under Section 2.2 hereof.

(f) Relevant Authorities. The Successor Escrow Agent shall, in its sole discretion, comply with judgments or orders issued or process entered by any court with respect to the amount in the Escrow Account (the “Escrow Amount”) when held for the benefit of the Issuer, including without limitation any attachment, levy or garnishment, without any obligation to determine such co’rt’s jurisdiction in the matter, contest such matter and in accordance with its normal business practices. If the Successor Escrow Agent complies with any such judgment, order or process, then it shall not be liable to any of the Parties or any other person by reason of such compliance, regardless of the final disposition of any such judgment, order or process.

(g) Accounting. The Issuer shall work with the Successor Escrow Agent to maintain an accounting of each deposit posted to its ledger via API connection to Successor Escrow Agent, which also sets forth, among other things, each Subscriber’s name and address, the quantity of Securities purchased, and the amount paid. No interest shall be paid to Issuer or Subscribers on balances in the Escrow Account.

(h) Consideration Availability. The Successor Escrow Agent’s policy is to make Consideration from deposits of cash, electronic direct deposits and wire transfers to the Escrow Account available on the day the deposit is received. Once the Consideration is available, there is no further Successor Escrow Agent related prohibition on the Consideration’s withdrawal. For determining the availability of deposits, every day is a business day, except Saturdays, Sundays, and federal holidays. If a deposit is made before the close of business on a business day that the Successor Escrow Agent is open, the Successor Escrow Agent will consider that day to be the day of the deposit. However, if a deposit is made after the close of business, or on a day the Successor Escrow Agent is not open, the Successor Escrow Agent will consider the day of the deposit to be the next business day that the Successor Escrow Agent is open. Even after the Successor Escrow Agent has made Consideration available, and even after it has been withdrawn, Issuer remains responsible for deposited items or other items that are returned to the Successor Escrow Agent unpaid, recalled, and/or for any other problems involving the deposits. Deposited items that are drawn on financial institutions outside of the U.S., and not payable at or through a U.S. branch correspondent financial institution will not be available until the Successor Escrow Agent receives payment. For the avoidance of doubt, cleared Consideration remain subject to reasonable internal compliance review in accordance with internal procedures and applicable rules and regulations. Successor Escrow Agent reserves the right to deny, suspend or terminate participation in the Escrow Account of any Subscriber to the extent Successor Escrow Agent in its sole and absolute discretion deems it advisable or necessary to comply with applicable laws or to eliminate practices that are not consistent with laws, rules, regulations or best practices. Based on regulatory requirements, the closing of an Offering will be determined by the terms of the Offering. The Issuer will give direction to the Successor Escrow Agent per such terms via API.

Section 1.3 Direction and Other Instruction.

Any notice, direction or other instruction required or permitted to be delivered by a Party to Successor Escrow Agent under this Agreement (each, a “Direction”) shall be in writing, executed by an Authorized Representative of a Party and delivered to Successor Escrow Agent. Successor Escrow Agent is authorized to follow and rely upon any and all Directions given to it from time to time if the Successor Escrow Agent believes, in good faith, that such Directions are genuine and have been signed by an Authorized Representative of one or more of the Parties. Successor Escrow Agent shall have no duty or obligation to verify that the person who sent such instruction is, in fact, a person duly authorized to give instructions on behalf of a Party. Each Party acknowledges and agrees that it is fully informed of the protections and risks associated with the various methods of transmitting Directions to Successor Escrow Agent, and that there may be more secure methods of transmitting instructions other than the method selected by such Party. Successor Escrow Agent shall have no responsibility or liability for any loss which may result from (i) any action taken or not taken by Successor Escrow Agent in good faith reliance on any such signatures or Directions, (ii) reliance upon or use of any particular method of delivering Directions to Successor Escrow Agent, including the risk of interception of such Directions and misuse by third parties, or (iii) any Authorized Representative of a Party. For the avoidance of doubt, Legacy Escrow Agent may not provide Direction to the Successor Escrow Agent.

Section 1.4 Delivery and Authentication of Direction.

(a) Security Procedures. Each Party hereby agrees that the following security procedures will be used to verify the authenticity of a Direction (including for purposes of this provision a Termination Notice or Disbursement Instructions) delivered by any other Party to Successor Escrow Agent under this Agreement:

(i) The Direction must either be conveyed electronically or in writing which includes the name and signature of the person(s) required to execute the Direction;

(ii) If the Direction is conveyed via the Issuer’s platform, the Successor Escrow Agent can consider its authenticity verified.

(iii) If the Direction was not conveyed via the Issuer’s platform, Successor Escrow Agent may rely on the representations of authorized persons engaged by the Issuer or its agents to verify its authenticity.

(b) Directions. The Successor Escrow Agent is authorized to execute, and each Party expressly agrees to be bound by any payment order in a Direction issued in its name (and associated funds transfer) (i) that is accepted by Successor Escrow Agent in accordance with the security procedures set forth in this Section 1.4, whether or not authorized by such Party and/or (ii) that is authorized by or on behalf of such Party or for which such Party is otherwise bound under the law of agency, whether or not the security procedures set forth in this Section 1.4 were followed, and to debit the Escrow Account for the amount of the payment order. Notwithstanding anything else, Successor Escrow Agent shall be deemed to have acted in good faith and without negligence, gross negligence or misconduct if Successor Escrow Agent is authorized to execute the payment order under this Section 1.4. Any action taken by Successor Escrow Agent pursuant to this paragraph prior to Successor Escrow Agent’s actual receipt and acknowledgement of a notice of revocation, cancellation or amendment of a Direction shall not be affected by such notice.

(c) Direction Errors. The security procedures set forth in this Section 1.4 are intended to verify the authenticity of payment orders provided to Successor Escrow Agent and are not designed to, and do not, detect errors in the transmission or content of any payment order. Successor Escrow Agent is not responsible for detecting an error in the payment order, regardless of whether any of the other Parties believes the error was apparent, and Successor Escrow Agent is not liable for any damages arising from any failure to detect an error.

(d) Reliance. When instructed to credit or pay a party by both name and a unique numeric or alpha-numeric identifier (e.g., ABA number or account number), Successor Escrow Agent, and any other banks participating in the funds transfer, may rely solely on the unique identifier, even if it identifies a party different than the party named. Each Party agrees to be bound by the rules of any funds transfer network used in connection with any payment order accepted by Successor Escrow Agent hereunder.

(e) Obligation. Successor Escrow Agent shall not be obliged to take any action requested in a Direction, including the making of any payment requested in such Direction, if it is unable to validate the authenticity of the Direction by the security procedures set forth in this Section 1.4. Successor Escrow Agent’s inability to confirm a Direction may result in a delay or failure to act on that Direction. Notwithstanding anything else in this Agreement, Successor Escrow Agent shall not be required to treat a Direction as having been received until Successor Escrow Agent has authenticated it pursuant to the security procedures in this Section 1.4 and shall not be liable or responsible for any losses arising in relation to such delay or failure to act.

ARTICLE 2

PROVISIONS CONCERNING THE SUCCESSOR ESCROW AGENT

Section 2.1 Acceptance by Successor Escrow Agent. The Successor Escrow Agent hereby accepts and agrees to perform its obligations hereunder, provided that:

(a) Reliance. The Successor Escrow Agent may act in reliance upon any request reasonably believed by it to be genuine or any Direction it receives from the Issuer and may assume that any person who has been designated by the Issuer to give any written instructions, notice or receipt, or make any statements in connection with the provisions hereof has been duly authorized to do so. Successor Escrow Agent shall have no duty to make inquiry as to the genuineness, accuracy or validity of any statements or instructions or any signatures on statements or instructions. The Successor Escrow Agent shall be entitled to rely upon any order, judgment, opinion, or other writing delivered to it in compliance with the provisions of this Agreement without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of service thereof.

(b) Advice of Counsel. The Successor Escrow Agent may act relative hereto in reliance upon advice of counsel in reference to any matter connected herewith. The Successor Escrow Agent shall not be liable for any mistake of fact or error of judgment or law, or for any acts or omissions of any kind, unless caused by its willful misconduct or gross negligence.

(c) Indecision. In the event that the Successor Escrow Agent shall be uncertain as to its duties or rights hereunder, the Successor Escrow Agent shall be entitled to (i) refrain from taking any action other than to keep safely the Escrow Funds until it shall be directed otherwise by a court of competent jurisdiction, or (ii) deliver the Escrow Funds to a court of competent jurisdiction, in which case the Successor Escrow Agent shall have no other obligations hereunder.

(d) Third Party Agreements. The Successor Escrow Agent shall have no duty, responsibility or obligation to interpret or enforce the terms of any agreement other than Successor Escrow Agent’s obligations hereunder, and the Successor Escrow Agent shall not be required to make a request that any monies be delivered to the Escrow Account, it being agreed that the sole duties and responsibilities of the Successor Escrow Agent shall be to the extent not prohibited by applicable law (i) to accept checks or other instruments for the payment of money and wire transfers delivered to the Successor Escrow Agent for the Escrow Account and deposit said checks and wire transfers into the non-interest bearing Escrow Account, and (ii) to disburse or refrain from disbursing the Escrow Funds as stated above, provided that the checks received by the Successor Escrow Agent have been collected and are available for withdrawal. The Successor Escrow Agent makes no representation as to the validity, value, genuineness or collectability of any security or other document or instrument held by or delivered to it.

(e) Entire Agreement. The Successor Escrow Agent shall be obligated to perform only such duties as are expressly set forth in this Agreement. No implied covenants or obligations shall be inferred from this Agreement against the Successor Escrow Agent, nor shall the Successor Escrow Agent be bound by the provisions of any agreement by the Issuer beyond the specific terms hereof. Without limiting the foregoing, the Successor Escrow Agent shall dispose of the Escrow Funds in accordance with the express provisions of this Agreement, and has not reviewed and shall not make, be required to make or be liable in any manner for its failure to make, any determination under the Transaction Documents, or any other agreement, including, without limitation, any determination of whether (i) the Issuer has complied with the terms of the Transaction Documents, (ii) an investment in the Shares is suitable for the proposed Subscribers, or (iii) the Transaction Documents complies with applicable securities laws.

(f) Risk Allocation No provision of this Agreement shall require the Successor Escrow Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder. The Successor Escrow Agent is acting under this Agreement as a stakeholder only and shall be considered an independent contractor with respect to each other Party. No term or provision of this Agreement is intended to create, nor shall any such term or provision be deemed to have created, any trust, joint venture, partnership, or debtor/creditor relationship between or among the Successor Escrow Agent and any of the other Parties. In no event shall the Successor Escrow Agent be liable for any lost profits, lost savings or other special, exemplary, consequential or incidental damages even if the Successor Escrow Agent has been advised of the likelihood of such loss or damage.

Section 2.2. Indemnification. Issuer agrees to indemnify and hold the Successor Escrow Agent and its employees, officers, directors, shareholders and agents harmless from and against any and all claims, losses, costs, liabilities, damages, suits, demands, judgments or expenses (including but not limited to reasonable attorney’s fees) claimed against or incurred by Successor Escrow Agent arising out of or related, directly or indirectly, to this Escrow Agreement unless caused by the Successor Escrow Agent’s gross negligence or willful misconduct. Issuer agrees to pay or reimburse the Successor Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrow Funds incurred in connection herewith and shall indemnify and hold harmless the Successor Escrow Agent with respect to any amounts that it is obligated to pay in the way of such taxes. Additionally, Issuer agrees to indemnify the Successor Escrow Agent for all matters related to the CIP Program. The terms of this Section 2.2 shall survive termination of this Agreement.

Section 2.3. Limitation of Liability. the Successor Escrow Agent SHALL NOT be liable, directly or indirectly, for any (i) damages, Losses or expenses arising out of the services provided hereunder, other than damages, losses or expenses which have been finally adjudicated to have DIRECTLY resulted from the Successor Escrow Agent’s gross negligence or willful misconduct, or (ii) special, Indirect or consequential damages or LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), even if the Successor Escrow Agent has been advised of the possibility of such LOSSES OR damages AND REGARDLESS OF THE FORM OF ACTION.

Section 2.4. Resignation and Termination of the Successor Escrow Agent. The Successor Escrow Agent may resign at any time by giving 30 days’ prior written notice of such resignation to the Issuer provided the Successor Escrow Agent may resign effective immediately if it can provide the Issuer evidence that its failure to resign would cause irreparable harm to the Successor Escrow Agent. Upon providing such notice, the Successor Escrow Agent shall have no further obligation hereunder except to hold as depositary the Escrow Funds that it receives until the Escrow Funds have been transferred to another qualified party (a Succeeding Escrow Agent, as defined in Section 2.5). In such event, the Successor Escrow Agent shall not take any action, other than receiving and depositing each Subscriber’s payments (or continuing to custody such Subscriber’s payments, as applicable) in accordance with this Agreement, until the Issuer has designated a banking corporation, trust issuer, attorney or other person as successor. Upon receipt of such written designation signed by the Issuer, the Successor Escrow Agent shall promptly deliver the Escrow Funds to the Succeeding Escrow Agent and shall thereafter have no further obligations hereunder. Upon deposit of the Escrow Funds to a third party pursuant to this Section 2.4, the Successor Escrow Agent shall be relieved of all further obligations and released from all liability thereafter arising with respect to the Escrow Funds.

Section 2.5. Termination and Expiration. The Issuer may terminate the appointment of the Successor Escrow Agent hereunder in an executed Direction specifying the date upon which such termination shall take effect, which date shall be at least 30 days from the date of such Direction. In the event of such termination, the Issuer and Successor Escrow Agent shall, within 30 days of such notice, appoint a succeeding escrow agent (“Succeeding Escrow Agent”) and the Successor Escrow Agent shall, upon receipt of Directions signed by the Issuer, turn over to such Succeeding Escrow Agent all of the Escrow Funds; provided, however, that if the Issuer fails to appoint a Succeeding Escrow Agent within such 30-day period, such termination notice shall be null and void and the Successor Escrow Agent shall continue to be bound by all of the provisions hereof. Upon receipt of the Escrow Funds, the Succeeding Escrow Agent shall become bound by all of the provisions hereof as if it were the Successor Escrow Agent, and the Successor Escrow Agent shall be relieved of all further obligations and released from all liability thereafter arising with respect to the Escrow Account and under this Agreement.

Section 2.6 Compensation. Successor Escrow Agent shall be entitled, for the duties to be performed by it hereunder, to compensation pursuant to a separate fee scheduled between the Issuer or its affiliate and the Successor Escrow Agent. In addition, the Issuer shall be obligated to reimburse Escrow Agent for all fees, costs and expenses incurred or that become due in connection with this Agreement or the Escrow Account, including reasonable attorney’s fees. Neither the modification, cancellation, termination or rescission of this Agreement nor the resignation or termination of the Successor Escrow Agent shall affect the right of Successor Escrow Agent to retain the amount of any fee which has been paid, or to be reimbursed or paid any amount which has been incurred or becomes due, prior to the effective date of any such modification, cancellation, termination, resignation or rescission. To the extent the Successor Escrow Agent has incurred any such expenses, or any such fee becomes due, prior to any closing, the Successor Escrow Agent shall advise the Issuer and the Issuer shall direct all such amounts to be paid directly at any such closing. The terms of this paragraph shall survive termination of this Agreement.

Section 2.7 Merger or Consolidation. Any corporation or association into which the Successor Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Successor Escrow Agent is a party, shall be and become a successor escrow agent under this Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 2.8 Attachment of Escrow Amount; Compliance with Legal Orders. In the event that any Escrow Amount shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Amount, the Successor Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Successor Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any other Party or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

Section 2.9 Force Majeure. The Successor Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) issues related to items not under the Successor Escrow Agent’s exclusive control, or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Successor Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

Section 2.10 Compliance with Legal Orders. Successor Escrow Agent shall be entitled to consult with legal counsel in the event that a question or dispute arises with regard to the construction of any of the provisions hereof, and shall incur no liability and shall be fully protected in acting in accordance with the advice or opinion of such counsel.

Section 2.11 Subscriber Customer Identification Program. As the Offering is not accepting new capital commitments or subscriptions, no further customer identification program (“CIP”) activities need occur; provided Successor Escrow Agent may reasonably request additional verification of any legacy Subscriber’s identity.

Section 2.12 Representations. Each Party represents to the other Parties:

(a) It is duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b) This Agreement has been duly approved by all necessary action, including any necessary shareholder or membership approval, has been executed by its duly authorized officers, and constitutes its valid and binding agreement enforceable in accordance with its terms.

(c) The execution, delivery, and performance of this Agreement is in accordance with the agreements related to the Offering and will not violate, conflict with, or cause a default under its articles of incorporation, bylaws, management agreement or other organizational document, as applicable, any applicable law, rule or regulation, any court order or administrative ruling or decree to which it is a party or any of its property is subject, or any agreement, contract, indenture, or other binding arrangement, including the agreements related to the Offering, to which it is a party or any of its property is subject.

(d) No party other than the Parties hereto has, or shall have, any lien, claim or security interest in the funds or any part thereof. No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the funds or any part thereof.

(e) It possesses such valid and current licenses, certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct its business, and it has not received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such license, certificate, authorization or permit.

(f) All of its representations and warranties contained herein are true and complete as of the date hereof and will be true and complete at the time of any disbursement of funds.

ARTICLE 3
MISCELLANEOUS

Section 3.1. Successors and Assigns. This Agreement shall be binding on and inure to the benefit of each Party and the Successor Escrow Agent and their respective successors and permitted assigns. No other persons shall have any rights under this Agreement. No assignment of the interest of any of the Parties shall be binding unless and until written notice of such assignment shall be delivered to the other Parties and shall require the prior written consent of the other Parties (such consent not to be unreasonably withheld).

Section 3.2. Escheat. Each Party is aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. The Successor Escrow Agent shall have no liability to any of the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Amount escheat by operation of law.

Section 3.3. Notices. All formal notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if sent by hand-delivery, by first-class mail, by nationally recognized overnight courier service or by prepaid registered or certified mail, return receipt requested, to the addresses set forth below:

If to Legacy Escrow Agent:

Prime Trust LLC

330 South Rampart Blvd Suite 260

Summerlin, NV 89145

Attn: Funds Processing

With a copy to legal@primetrust.com

If to the Issuer:

Fig Publishing, Inc.

149 5th Ave, Floor 10, New York, NY 10010

Attn: legal@fig.co

If to Successor Escrow Agent:

BankProv

5 Market Street

Amesbury, MA 01913

Attn: Partnerships

Section 3.4. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each Party hereby consents to the exclusive personal jurisdiction of the courts located in the State of New York in the event of a dispute arising out of or under this Agreement. Each Party hereby irrevocably waives any objection to the laying of the venue of any suit, action or proceeding and irrevocably submits to the exclusive jurisdiction of such court in such suit, action or proceeding.

Section 3.5. Entire Agreement. This Agreement and the Exhibits attached hereto (as updated from time to time in accordance herewith) set forth the entire agreement and understanding of the parties related to the Escrow Amount.

Section 3.6. Amendment. This Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by each of the Parties.

Section 3.7. Waivers. The failure of any Party to this Agreement at any time or times to require performance of any provision under this Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any Party to this Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Agreement.

Section 3.8. Headings. Section headings of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

Section 3.9. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

Section 3.10. Waiver of Jury Trial. EACH OF THE PARTIES HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN RESOLVING ANY CLAIM OR COUNTERCLAIM RELATING TO OR ARISING OUT OF THIS AGREEMENT.

Section 3.11 Form of Signature. The Parties agree to accept an electronic signature or email PDF transmission copy of their respective actual signatures as evidence of their actual signatures to this Agreement and any modification or amendment of this Agreement.

Section 3.12 Termination. This Agreement will terminate upon the later of (i) the conclusion of the Escrow Period or (ii) the termination of Successor Escrow Agents obligations by this Agreement’s terms.

Section 3.13 Anti-Terrorism/Anti-Money Laundering Laws. IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ESCROW ACCOUNT - To help the United States government fight the funding of terrorism or money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who provides Consideration to the Escrow Account, therefore Successor Escrow Agent will collect necessary information from the Issuer to verify its identity and the identity of its control persons.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above.

Issuer		Legacy Escrow Agent

By:	/s/ Chuck Pettid	By:	/s/ Melissa Ryken Westhoff
Name:	Chuck Pettid	Name:	Melissa Ryken Westhoff
Title:	President	Title:	Trust Officer

Successor Escrow Agent

By:	/s/ Rob Cronin
Name:	Rob Cronin (BaaSOperations@bankprov.com)
Title:	ACH Program Manager